UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2007

PARTNERS TRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31277 (Commission File Number)	75-2993918 (IRS Employer Identification No.)
233 Genesee Street, Utica, New York (Address of principal executive offices)	13501 (Zip code)

Registrant's telephone number, including area code: (315) 768-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
x	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On July 18, 2007, Partners Trust Financial Group, Inc. (the "Company") announced that the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with M&T Bank Corporation ("M&T") pursuant to which M&T will acquire the Company and its wholly owned subsidiary, Partners Trust Bank, in a transaction valued at approximately $555 million. Under the terms of the Merger Agreement, the Company's stockholders may elect to receive either $12.50 in cash or $12.50 in value of shares of common stock of M&T for each share of the Company's common stock they own, subject to a requirement that 50% of the Company's common stock must be exchanged for M&T shares and 50% for cash. The elections will be subject to allocation and proration if either stock or cash is oversubscribed.

The Merger Agreement contains customary representations and warranties of the parties. Consummation of the merger is subject to a number of conditions, including, but not limited to (i) the approval of the Merger Agreement by the stockholders of the Company and (ii) the receipt of requisite regulatory approvals.

The foregoing summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the related press release is attached as Exhibit 99.1 hereto.

J. Zawadzki and S. Covert Arrangements

Each of John A. Zawadzki, the Company's Chief Executive Officer, and Steven A. Covert, the Company's Senior Executive Vice President and Chief Operating Officer, have entered into an agreement with M&T Bank, M&T's wholly owned subsidiary, regarding certain arrangements in connection with the transaction. Pursuant to the terms of his agreement with M&T Bank, Mr. Zawadzki will receive a cash severance payment of $2,587,654 on the six month anniversary of the effective date of the merger and a transaction bonus of $450,000 within 10 days following the closing of the merger. Pursuant to the terms of his agreement with M&T Bank, Mr. Covert will receive a cash severance payment of $1,655,027 on the six month anniversary of the effective date of the merger and a transaction bonus of $375,000 within 10 days following the closing of the merger. Except for the foregoing, each of their respective employment agreements with the Company remain in full force and effect. If for any reason either executive's employment with the Company terminates prior to the merger, such executive's agreement with M&T shall terminate and M&T will not make any payment pursuant to the agreement.

Additional Information About the Transaction

The press release included as Exhibit 99.1 may be deemed to be solicitation material in respect of the proposed merger of M&T and the Company. The proposed transaction will be submitted to the Company's stockholders for their consideration. M&T will file with the SEC a Registration Statement that will include a Proxy Statement of the Company and a Prospectus of M&T, as well as other relevant documents concerning the proposed transaction. Stockholders of the Company are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about the Company at the SEC's Internet site (http://www.sec.gov). Copies of the Proxy Statement/Prospectus and the SEC filings that will be incorporated by reference in the Proxy Statement/Prospectus can be obtained, free of charge, by directing a request to Steve Mahler, VP Marketing and Strategic Planning, 315-738-4739, 233 Genesee Street, Utica, NY 13501.

Partners Trust Financial Group, Inc. and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership in the Company's common stock is set forth in the Company's proxy statement for its 2007 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission on March 23, 2007. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth above under the section entitled "J. Zawadzki and S. Covert Employment Arrangements" of Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among Partners Trust Financial Group, Inc., M&T Bank Corporation and MTB One, Inc., dated as of July 18, 2007.
99.1	Press release dated July 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTNERS TRUST FINANCIAL GROUP, INC.
(Registrant)

/s/ Steven A. Covert

Steven A. Covert

Senior Executive Vice President and

Chief Operating Officer

Date: July 19, 2007

INDEX TO EXHIBITS
Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among Partners Trust Financial Group, Inc., M&T Bank Corporation and MTB One, Inc., dated as of July 18, 2007.
99.1	Press release dated July 18, 2007.